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                                                                       Exhibit 4

                            INDEMNIFICATION AGREEMENT

        This Indemnification Agreement: ("AGREEMENT"), dated as of February 15, 1995, is made by and between Standard Brands Paint Company, a Delaware corporation (the "COMPANY"), and
                         (the "INDEMNITEE").

        WHEREAS, the Indemnitee has served as a director of the Company at the Company's request; and has tendered or may tender his or her resignation;

        WHEREAS, in recognition of the Indemnitee's services on behalf of the Company, the Company wishes to provide for the continuing indemnification of the Indemnitee, and to provide for the continued coverage of the Indemnitee under the Company's directors' and officers' liability insurance policies for the period and subject to the terms set forth in this Agreement.

        NOW, THEREFORE, in consideration of the Indemnitee's past service to the Company, and intending to be legally bound hereby, the parties hereto agree as follows:

        1.   DEFINITIONS

             1.1. EXPENSES. For purposes of this Agreement, "Expenses" mean reasonable attorneys' fees and disbursements, accounting and witness fees, travel and deposition costs, expenses of investigations, expenses of Proceedings and related appeals, and any expenses of establishing a right to


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indemnification, pursuant to this Agreement or otherwise.  The term "Expenses"
does not include the amount of judgments, fines or penalties actually levied against Indemnites.

             1.2. PROCEEDING. For purposes of this Agreement, "Proceeding" means any threatened, pending, or completed action, suit or other proceeding, whether brought in the name of the Company or otherwise and whether civil, criminal, administrative, investigative or any other type whatsoever.

        2.   CONTINUING INDEMNIFICATION

             2.1. INDEMNIFICATION. Subject to the limitations contained in this Agreement, the Indemnitee shall be entitled to indemnification and reimbursement of expenses by the Company to the extent set forth in Article V of the Company's Bylaws, as currently in effect (the "BY-LAWS"), and as set forth in Article VII of the Company's Restated Certificate of Incorporation, as currently in effect (the "CERTIFICATE OF INCORPORATION"), as well as to the exculpation set forth in Article VI thereof. Copies of the Certificate of Incorporation and Articles V of the By-Laws are attached to this Agreement.
This indemnification right shall be a separate contractual right of the Indemnitee and shall not be affected by any subsequent amendment of either the By-Laws or the Certificate of Incorporation. The parties agree that the indemnification rights of the Indemnitee, and the obligations of the Company in respect thereof, are to be continued pursuant to


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this Agreement as set forth in the Certificate of Incorporation, By-Laws and applicable law, without any expansion or reduction whatsoever, except as specifically set forth herein.

        3.   INSURANCE

             3.1. DUTY TO OBTAIN EXTENDED INSURANCE COVERAGE. The Company currently has a Directors and Officers Insurance and Company Reimbursement Policy, 443-51-68 issued by National Union Fire Insurance Company, and a Directors and Officers Liability and Indemnification Excess Policy No. RDX0001241 issued by RLI Insurance Company each with a maximum aggregate limit of liability of $5,000,000 (the "POLICIES"). Promptly following receipt from the Indemnitee of an executed original of this Agreement, the Company shall add to the Policies a run-off endorsement (the "ENDORSEMENTS") on the existing Policies subject to substantially the same terms and conditions covering Indemnitee as a named insured. The Endorsements shall be non-cancelable and shall provide for a extended reporting period through a date not earlier than the third anniversary of the Closing Date (as defined in the Investment Agreement between the Company, Corimon S.A.C.A. and other parties thereto) for any and all claims covered under the Policy. The Company shall pay all premiums, commissions and other costs or charges incurred in obtaining the Endorsements and shall promptly deliver to Indemnitee a Certificate of Confirmation of Insurance with respect to such Endorsements.


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             3.2.   EXPENSES PAID BY INSURANCE.  The Company shall not be
obligated to indemnify the Indemnitee for Expenses, judgments, fines, penalties or amounts paid in settlement which have been paid directly to Indemnitee by directors' and officers' insurance.

        4. PARTIAL INDEMNIFICATION. If the Indemnitee is entitled to indemnification on some claims, issues or matters, but not on others, involved in a Proceeding, the Company shall indemnify the Indemnitee against Expenses, judgments, fines, penalties and amounts paid in settlement incurred by the Indemnitee concerning these matters for which the Indemnitee is entitled to be indemnified pursuant to the provisions of this Agreement.

        5. ADVANCEMENT OF EXPENSES. Pursuant to Section 145 of the Delaware General Corporation Law and the By-Laws, and upon terms and conditions as shall be reasonably determined by the Board of Directors, the Expenses incurred by Indemnitee in investigating, defending, or appealing any Proceeding covered hereunder shall be paid by the Company in advance (unless, in the written opinion of regular outside counsel to the Company, applicable law precludes such advance payment), with the understanding and agreement hereby made and entered into by Indemnitee and the Company, that in the event it shall ultimately be determined that Indemnitee was not entitled to be indemnified, or was not entitled to be fully indemnified, that the Indemnitee


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shall repay to the Company such amount, or the appropriate portion thereof, so paid or advanced.

        6.   NOTICE AND OTHER INDEMNIFICATION PROCEDURES.

             6.1. NOTICE TO COMPANY. Promptly after becoming aware of or receiving notice of the commencement of or the threat of commencement of any Proceeding, the Indemnitee shall, if the Indemnitee believes that indemnification with respect thereto may be sought from the Company under this Agreement, notify the Company in writing of the commencement or threat of commencement thereof. In addition, Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee's power. This omission to so notify the Company will not relieve it from any liability unless the failure to notify materially prejudiced the Company, nor shall such omission relieve the Company from any liability which it may have to Indemnitee other than under this Agreement.

             6.2. NOTICE TO INSURER. If, at the time of the commencement of a Proceeding or notice thereof pursuant to Section 6.1 hereof, the Policies, the Endorsements, or the extended reporting period under the Endorsements, are still in effect, the Company shall give prompt notice of the commencement of such Proceeding to the insurer in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all reasonably necessary and desirable


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action to cause such insurer to pay, on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies, unless the Company has already paid such amounts directly to the Indemnitee.

             6.3. CHOICE OF COUNSEL. If the Company shall be obligated to pay the Expenses of any Proceeding, the Company shall be entitled to assume the defense of such Proceeding, with counsel approved by the Indemnitee (which approval the Indemnitee shall not unreasonably withhold), upon the delivery to the Indemnitee of written notice of the Company's election to do so. After delivery of such notice, approval of such counsel by the Indemnitee and the retention of such counsel by the Company, the Company will not be liable to the Indemnitee under this Agreement for any fees of any counsel other than the counsel approved by the Indemnitee and retained by the Company, which may be subsequently incurred by the Indemnitee with respect to the same Proceeding; provided that in any such case (i.e. the Company is obligated to pay the Expenses of such Proceeding) (a) the Indemnitee shall have the right to employ his own counsel in any such Proceeding at the Indemnitee's expense; and (b) if
(1) the employment of counsel by the Indemnitee has been previously authorized by the Company in writing, (2) the Indemnitee shall have reasonably concluded that there is an actual conflict of interest between the Company and the Indemnitee in the conduct of any such defense, (3) the Indemnitee shall have additional defenses available for Indemnitee's defense which defenses are


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adverse to the position or defenses of the Company, or (4) the Company or its counsel shall have failed to diligently defend Indemnitee, the Indemnitee may employ separate counsel and the Expenses of such counsel reasonably and actually incurred by the Indemnitee shall be included in the Expenses of such Proceeding.

        7. EXCEPTIONS. Any other provisions herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

             7.1. CLAIMS INITIATED BY INDEMNITIEE. To indemnify the Indemnitee with respect to Proceedings initiated or brought voluntarily by the Indemnitee and not by way of defense, except with respect to Proceedings brought to establish or enforce a right to indemnification under this Agreement, the Policies or any successor policies or the Company's Certificate of Incorporation or By-Laws.

             7.2. LACK OF GOOD FAITH. To indemnify the Indemnitee for any Expenses incurred by the Indemnitee with respect to any proceeding instituted by the Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that the material assertions made by the Indemnitee in such Proceeding were not made in good faith or were frivolous.

             7.3. SEC LIMITATION. To indemnify the Indemnitee to the extent such indemnification would cause the Company to


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violate any undertaking the Company makes to the Securities and Exchange
Commission ("SEC") with respect to indemnification;

             7.4. SETTLEMENTS. To indemnify the Indemnitee for any amount paid in settlement of any Proceeding without the prior written consent of the Company, which consent shall not be unreasonably withheld.

        8. SUBROGATION. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall do all things that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

        9. NON-EXCLUSIVITY AND CONTINUATION OF RIGHTS. The provisions for indemnification and advancement of Expenses set forth in this Agreement shall not be deemed exclusive of any other rights which the Indemnitee may have pursuant to the Certificate of Incorporation or By-Laws, any agreement, vote of the Company's stockholders or disinterested directors, provisions of Delaware law or otherwise. The Indemnitee's rights hereunder shall continue after the Indemnitee has ceased acting as a director or the Company.

        10. SEVERABILITY. If any provision or provisions of this Agreement shall be held to be invalid, illegal or


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unenforceable for any reason whatsoever, (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

        11. MODIFICATION AND WAIVER. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.


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        12.  EFFECTIVENESS OF AGREEMENT.  This Agreement shall be effective as of the date set forth on the first page (the "EFFECTIVE DATE") and shall apply to acts or omissions of Indemnitee whether they occurred prior to such date or thereafter if Indemnitee was a director of Company, or was serving at the request of Company as a director, officer, agent or employee of another enterprise, at the time such act or omission occurred.

        13. SUCCESSORS AND ASSIGNS. The terms of this Agreement shall bind, and shall inure to the benefit of, the successors and assigns of the parties hereto; provided that the Indemnitee may not assign his or her rights or obligations hereunder without the prior written consent of the Company (other than assignments effected by will, intestacy or operation of law), and no assignment of its rights or obligations hereunder by the Company shall relieve it from responsibility for its obligations hereunder.

        14. NOTICE. All notices, requests, demands and other communications under this Agreement shall be in writing, addressed to the parties' addresses set forth below their signatures to this Agreement, and shall be deemed duly given (a) if delivered by hand and receipted for by the party addressee, on


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the day delivered, or (b) if mailed by certified or registered mail with postage prepaid, on the third business day after the mailing date. Any party may change its address for notices, requests, demands and communications by giving notice thereof in the manner specified in this Section 14.

        15. GOVERNING LAW. This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware. Notwithstanding
Section 5 of Article V of the By-Laws, the Indemnitee shall have the right to apply to any court of competent jurisdiction for the purpose of enforcing the Indemnitee's right to indemnification under this Agreement.

        IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the date first above written.

                                   INDEMNITEE


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                                   STANDARD BRANDS PAINT COMPANY


                                   By:
                                        -------------------------------
                                   Name:
                                        -------------------------------
                                   Title:
                                        -------------------------------


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